Exhibit 99.1

NEWS
RELEASE

2010-04

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS FIRST QUARTER 2010 RESULTS

HOUSTON, TEXAS, May 6, 2010 – Frontier Oil Corporation (NYSE: FTO) today announced a net loss of $40.3 million, or $0.39 per share, for the quarter ended March 31, 2010, compared to net income of $58.0 million, or $0.56 per diluted share, for the quarter ended March 31, 2009.  The first quarter 2010 results were negatively impacted by a decline in product margins and light/heavy crude oil differentials.  In addition, significant excess crude oil supply in Cushing, Oklahoma in the first quarter of 2009 caused a steep contango in the crude oil forward curve (current prices lower than future prices), which benefited the Company’s 2009 results.

Continued weak demand and relatively high refined product inventory levels contributed to poor product margins in the first quarter of 2010.  Frontier’s gasoline crack spread declined to an average of $6.36 per barrel for the first quarter of 2010, compared to $7.04 per barrel for the same period of 2009, while Frontier’s diesel crack spread fell to an average of $7.41 per barrel for the first quarter of 2010, compared to $11.69 per barrel for the first quarter of 2009.

Narrow crude differentials also persisted through most of the first quarter of 2010 with the light/heavy crude oil differential averaging $4.91 per barrel for the first quarter of 2010, compared to $6.49 per barrel for the same period of 2009.  The WTI/WTS average spread remained relatively unchanged at $1.77 per barrel in the most recent quarter, compared to $1.69 per barrel for the first quarter of 2009.  Frontier’s total crude charges for the first quarter of 2010 averaged 159,514 barrels per day (bpd), down from 165,095 bpd in the same period of 2009, primarily due to planned maintenance in the recent quarter.

Frontier’s Chairman, President and CEO, Mike Jennings, commented, “While our financial performance during the first quarter was weak, it represented an improvement over fourth quarter 2009 results.  We took advantage of this weakness in refining margins to perform additional planned maintenance during the first quarter, particularly at our El Dorado Refinery.  By quarter end we began to see significant improvement in product margins and crude oil economics, both of which have continued into the second quarter.  Also in the first quarter, we made good progress in controlling operating costs at both refineries.”

“To date, the second quarter has reflected a modest recovery in the economy and significant planned and unplanned downtime throughout the refining industry,” Jennings continued.  “These effects have contributed to more attractive crude oil differentials and substantially better refined product margins than in the first quarter.  We are optimistic that the fundamentals underlying some of this margin expansion, particularly improving domestic product demand and increasing global crude production, will continue into the summer months.  However, we will need a continuing recovery in product demand to absorb high refined product inventories and the potential production from underutilized industry capacity.”

“Our expectation is that further capacity rationalization in the United States will not likely come from refinery closures in the near-term.  While we still see industry consolidation as potentially constructive, our principal focus is to ensure that Frontier’s refineries are among the most competitive in their respective markets.  With this as the backdrop, we have made substantial progress and continue to execute our Cheyenne refinery improvement program.  Specific achievements thus far have resulted from improved refinery yields, optimization and planning activities, and operating cost reductions.  Earlier this week, we initiated further labor reductions at Cheyenne, a difficult but necessary step as we make progress on our goal of ensuring that this refinery continues to be safe and reliable, and also profitable,” Jennings said.

During the three months ended March 31, 2010, Frontier generated $52.2 million in operating cash flows and invested $22.5 million in capital expenditures.  As of March 31, 2010, Frontier had a cash balance of $446.7 million, which exceeded debt by $99.1 million.  During the three months ended March 31, 2010, the Company received income tax refunds of $43.9 million, consisting mostly of its estimated federal and state income tax overpayments in 2009 and having no effect on first quarter 2010 earnings.  There were no cash borrowings under the Company’s revolving credit facility with $260.3 million available at quarter-end.

Conference Call

A conference call is scheduled for today, May 6, 2010 at 10:00 a.m. central time, to discuss the financial results.  To access the call, which is open to the public, please dial (800) 447-0521 several minutes prior to the call (international callers (847) 413-3238), passcode 26786048.  A recorded replay of the call may be heard through May 20, 2010 by dialing (888) 843-8996 (international callers (630) 652-3044) passcode 26786048.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com, although such information is not incorporated herein.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION
	Three Months Ended
	March 31,
		As Adjusted (1)
	2010	2009
INCOME STATEMENT DATA ($000s except per share)
Revenues	$1,272,144	$846,248
Raw material, freight and other costs (1)	1,223,764	643,626
Refining operating expenses, excluding depreciation	74,985	75,876
Selling and general expenses, excluding depreciation	10,976	12,421
Gain on sale of assets	(1)	-
Operating income before depreciation	(37,580)	114,325
Depreciation, amortization and accretion	20,507	18,144
Operating income (loss)	(58,087)	96,181
Interest expense and other financing costs	7,235	7,420
Interest and investment income	(527)	(516)
Provision (benefit) for income taxes	(24,531)	31,327
Net income (loss)	$(40,264)	$57,950
Diluted earnings (loss) per share of common stock	$(0.39)	$0.56
Average shares outstanding (000s)	103,934	104,252

OTHER FINANCIAL DATA ($000s)
Adjusted EBITDA (2)	$(37,580)	$114,325
Cash flow before changes in working capital (3)	(33,426)	89,258
Working capital changes	85,670	98,974
Net cash provided by operating activities	52,244	188,232
Net cash used by investing activities	(22,514)	(32,743)
Net cash used by financing activities	(8,329)	(7,299)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	172,308	182,475
Gasoline yields	82,963	82,768
Diesel yields	66,094	70,759
Total sales	172,431	179,413

Refinery operating margins information ($ per bbl)
Refined products revenue	$82.16	$50.92
Raw material, freight and other costs (1)	78.86	39.86
Refinery operating expenses, excluding depreciation	4.83	4.70
Depreciation, amortization and accretion	1.32	1.12

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$6.46	$5.84
WTI/WTS differential ($ per bbl)	1.77	1.69
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	3.95	7.54

BALANCE SHEET DATA ($000s)	March 31, 2010	December 31, 2009
Cash, including cash equivalents (a)	$446,681	$425,280
Working capital	434,445	498,190
Short-term and current debt (b)	-	-
Total long-term debt (c)	347,554	347,485
Shareholders' equity (d)	904,553	943,976
Net debt to book capitalization (b+c-a)/(b+c-a+d)	-12.3%	-9.0%
(1)

During the fourth quarter of 2009, the Company changed its crude oil, unfinished and finished product inventory valuation method to the LIFO method from the FIFO method.  The comparative financial statements for 2009 have been adjusted to apply the new method retrospectively.

(2)
Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the three months ended March 31, 2010 and 2009 is reconciled to net income as follows:

	Three Months Ended
	March 31,
		As Adjusted (1)
	2010	2009
	(In thousands)
Net income (loss)	$(40,264)	$57,950
Add provision (benefit) for income taxes	(24,531)	31,327
Add interest expense and other financing costs	7,235	7,420
Subtract interest and investment income	(527)	(516)
Add depreciation, amortization and accretion	20,507	18,144
Adjusted EBITDA	$(37,580)	$114,325

(3)
 Cash flow before changes in working capital represents operating cash flow excluding the effects of changes to cash flow related to changes in working capital (excess of current assets over current liabilities).  Cash flow before changes in working capital is not a calculation based upon generally accepted accounting principles; however, the amounts included in the cash flow before changes in working capital calculation are derived from amounts included in the consolidated financial statements of the Company.  Cash flow before changes in working capital is presented here because the Company believes it enhances an investor’s understanding of Frontier’s cash flow irrespective of the cash used in or provided by the working capital accounts.  Frontier’s cash flow before changes in working capital for the three months ended March 31, 2010 and 2009 is reconciled to net income as follows:

	Three Months Ended
	March 31,
	2010	2009
Net income (loss)	$(40,264)	$57,950
Depreciation, amortization and accretion (including amortization of deferred turnaround costs)	25,461	23,037
Deferred income taxes (benefit) provision	(23,470)	3,095
Stock-based compensation expense	3,720	5,281
Excess income tax benefits of stock-based compensation	(63)	(74)
Amortization of debt issuance costs	372	372
Senior notes discount amortization	70	64
Allowance for investment loss and bad debts	(52)	500
Gain on sales of assets	(1)	-
Increase in other long-term liabilities	445	755
Changes in deferred turnaround costs, deferred cataylst costs and other	356	(1,722)
Cash flow before changes in working capital	(33,426)	89,258
Changes in working capital from operations	85,670	98,974
Net cash provided by operating activities	$52,244	$188,232

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